Sunstone Distribution Services, LLC
   207 East Buffalo Street, Suite 400
   Milwaukee, WI  53202


   DEALER AGREEMENT

   Sunstone Distribution Services, LLC ("Distributor") has entered into a Distribution Agreement with the JohnsonFamily Funds, Inc. (the "Funds") pursuant to which it acts as distributor of shares of the Funds (the "Distribution Agreement"). This Agreement, being made between the Distributor and the undersigned authorized dealer (the "Dealer"), relates to the sale of shares of the Funds, the services to be provided by the Dealer and the payments to be made therefore.

   1.   Sale of Shares.

        (a) Dealer will offer and sell the shares of the Funds only in accordance with the terms and conditions set forth in the then current Prospectus relating to the respective Fund (which term "Prospectus" used herein shall include any related Statement of Additional Information), and in accordance with all applicable laws, rules and regulations. Dealer will use its best efforts in the development and promotion of sales of shares of each Fund and agrees to be responsible for the proper instruction and training of all sales personnel employed by or associated with Dealer, in order that such shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations.

        (b) Dealer understands that the shares of each Fund will be offered and sold at the current offering price in effect at the time an order for such shares is confirmed and accepted by the Fund. All purchase requests and applications submitted by Dealer are subject to acceptance or rejection in the Fund's sole discretion. Orders shall be placed either directly with the Funds' Transfer Agent in accordance with such procedures as may be established by Distributor, the Funds or the Transfer Agent, or with the Transfer Agent through the facilities of the National Securities Clearing Corporation ("NSCC"), if available, in accordance with the rules of the NSCC. If payment is not received by the Fund in accordance with such procedures, the Fund reserves the right, without notice, to cancel the sale, in which case Dealer will be responsible for any losses, including loss of profit, suffered by Distributor and that Fund resulting from Dealer's failure to make the aforesaid payment.

        (c) Dealer understands and agrees that the sales charge and dealer commission relative to any sale of shares of a Fund made by Dealer will be in an amount as set forth in the then current Prospectus relating to that Fund or in separate written notice to Dealer. Unless at the time of transmitting an order Dealer advises the Funds to the contrary, the Funds may consider the order to be the total holding of an investor and assume that the investor is not entitled to any reduction in sales price beyond that accorded to the amount of the purchase as determined by the schedule set forth in the then applicable current Prospectus.

        (d) Distributor's obligations to Dealer under this Agreement are subject to all provisions of any agreement entered into between Distributor and the Fund. Dealer understands and agrees that for all purposes of this Agreement Dealer is acting as an independent contractor, and Distributor is in no way responsible for the manner of Dealer's performance or for any of Dealer's acts or omissions in connection therewith. Nothing in this Agreement shall be construed to constitute Dealer or any of Dealer's agents, employees or representatives as Distributor's agent, partner or employee, or the agent or employee of any Fund.

        (e) Neither the Dealer nor any of its officers, employees or agents are authorized to make any representations concerning Distributor, the Funds or the shares of the Funds except those contained in the Funds' then current Prospectuses.

        (f) Dealer understands and agrees that if any shares sold by Dealer under the terms of this Agreement are redeemed by a Fund or are repurchased by Distributor as agent for that Fund or are tendered to that Fund for redemption within seven business days after the confirmation to Dealer of its purchase order for such shares, Dealer will promptly refund Distributor the full amount of the commission allowed to Dealer on the original sale.

   2.   Distribution Services.

        (a) To the extent that Dealer provides distribution assistance and/or account maintenance and personal services, including furnishing services and assistance to Dealer's customers who invest in and own shares of any such Fund, Dealer shall be paid a fee at the annual rate of 0.25% of the average daily net asset value of the shares of the respective Fund which are owned of record by Dealer as nominee for its customers or which are owned by those customers of Dealer whose records, as maintained by such Fund or its agent, designate Dealer as the customer's dealer of record, which fee will be computed daily and payable quarterly. For purposes of determining the fees payable under this Section 2, the average daily net asset value of such shares will be computed in the manner specified in the Funds' Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of shares for purposes of purchases and redemptions.

        (b) Dealer understands that this Section 2 has been entered into pursuant to the Service and Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act") adopted by the Funds, and is subject to the provisions of the Plan, said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

   3.   Miscellaneous.

        (a) Dealer certifies that (a) it is a member of the National Association of Securities Dealers, Inc. ("NASD") and it agrees to maintain membership in the NASD, or (b) it is a foreign dealer not eligible for membership in the NASD. In either case, Dealer agrees to abide by all the rules and regulations of the Securities and Exchange Commission and the NASD that are binding upon underwriters and dealers in the distribution of securities of open-end investment companies, including, without limitation, Section 2830 of the Conduct Rules of the NASD, all of which are incorporated herein as if set forth in full. Dealer further agrees to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

        (b) Dealer will not sell or offer for sale shares of any Fund in any state where (i) Dealer is not qualified to act as a dealer, or (ii) the shares are not qualified for sale under the Blue Sky laws and regulations for such state, except for states in which they are exempt from qualification. Distributor will inform Dealer, upon request, as to the states in which it believes the shares of the Funds have been qualified for sale, but Distributor shall have no obligation or responsibility to make shares of the Funds available for sale to Dealer customer's in any jurisdiction. Dealer agrees to notify Distributor immediately if its license or registration to act as a broker-dealer is revoked or suspended by any Federal, self-regulatory or state agency.

        (c) Dealer agrees to and hereby does release, indemnify and hold Distributor and each Fund harmless from and against any and all liabilities or losses resulting from requests, directions, actions or inactions of or by Dealer or its officers, employees or agents ("Dealer Affiliates") regarding Dealer's or Dealer Affiliate's responsibilities hereunder, the purchase, redemption, transfer or registration of shares of the Funds (or orders relating to the same) by Dealer or any Dealer Affiliate or their clients, or Dealer's or any Dealer Affiliate's violation of any law, rule or regulation, or any provision of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity and hold harmless agreement shall indefinitely survive the termination of this Agreement. In the event that Distributor and/or any Fund determine to refund any amount paid by any investor by reason for any such violation, Dealer shall return to Distributor and/or that Fund any commission previously paid or discounts allowed by Distributor with respect to the transaction for which the refund is made. All expenses which Dealer incurs in connection with its activities under this Agreement shall be borne by Dealer.

        (d) Dealer shall furnish Distributor and the Funds with such information as shall reasonably be requested either by the Funds or by Distributor with respect to the services provided and the fees paid to Dealer pursuant to this Agreement.

        (e) This Agreement shall become effective upon acceptance and execution by Distributor. Unless sooner terminated as provided herein, this Agreement shall continue in full force and effect as long as the continuance of the Funds' Distribution and Service Plan and this Agreement are approved at least annually by a vote of the Fund's Directors, including a majority of the directors of such Fund who are not interested persons of such Fund ("Independent Directors"), cast in person at a meeting called for the purpose of voting thereon. Distributor may enter into agreements with others relating to the sale of shares of the Funds and the provision of distribution services.

        (f) This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by the Distributor, the Dealer, the vote of a majority of the Independent Directors of such Fund or by a vote of a majority of the Fund's outstanding shares, upon notice to the other party. It will be terminated, without notice, by any act which terminates either the Distribution Agreement or the Funds' Service and Distribution Plan, upon Dealer's expulsion or suspension from the NASD, and in any event, it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act.

        (g) Dealer acknowledges that Distributor has and reserves the right, in its sole discretion without notice, to suspend sales of shares of any of the Funds, or to withdraw entirely the offering of shares of any of the Funds, or, in its sole discretion, to modify, amend or cancel this Agreement upon written notice to Dealer of such modification, amendment or cancellation, which shall be effective on the date stated in such notice.

        (h) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin. All notices hereunder shall be to the respective parties at the address or numbers listed below, unless changed by written notice given in accordance with this Agreement. All communications shall be hereby given if mailed or sent by facsimile (with confirming copy by mail) to the address or number specified below.


   Name of Dealer (Please Print or Type)


   Address of Dealer



   By:
       Authorized Officer

   Date:

   Phone and Fax:

   NOTE: Please sign and return both copies of this Agreement to Sunstone Distribution Services, LLC. Upon acceptance, one countersigned copy will be returned to you for your files.

   ACCEPTED:

   SUNSTONE DISTRIBUTION SERVICES, LLC
   207 East Buffalo Street, Suite 400
   Milwaukee, Wisconsin  53202

   By:
       Authorized Officer

   Date:

   Phone and Fax: